Exhibit 97.1

ARCUS BIOSCIENCES, INC.
Compensation Clawback Policy
Purpose and Scope; Administration.
The board of directors (the “Board”) of Arcus Biosciences, Inc. (the “Company”) has adopted this compensation clawback policy (the “Policy”) to provide for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is designed to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), as codified by Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”), and New York Stock Exchange (“NYSE”) Listed Company Manual Section 303A.14 (the “Listing Standards”).
Except as specifically set forth herein, this Policy shall be administered by the Board’s compensation committee (the “Committee”). The Committee shall have full and final authority to make any and all determinations required under this Policy. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all interested parties and need not be uniform with respect to each individual covered by the Policy. In carrying out the administration of this Policy, the Committee is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to applicable law, the Committee may authorize and empower any officer or employee of the Company to take any and all actions that the Committee, in its sole discretion, deems necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).
Effective Date; Applicability.
This Policy is effective as of December 1, 2023 (the “Effective Date”) and (notwithstanding the definition of “Lookback Period” below) shall apply to all Incentive-Based Compensation (as defined below) that is received by a Covered Executive (as defined below) on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid prior to the Effective Date. For purposes of this Policy, Incentive-Based Compensation shall be deemed to have been received during the fiscal period in which the financial reporting measure specified in the award is attained, even if such Incentive-Based Compensation is paid or granted after the end of such fiscal period.
Covered Executives.
This Policy applies to any current or past Executive Officer (as defined below) (each, a “Covered Executive”). The Incentive-Based Compensation that may be subject to recoupment in accordance with this Policy is what was received by a Covered Executive (i) after beginning services as an “executive officer” of the Company, as determined in accordance with Rule 10D-1 and the Listing Standards (“Executive Officer”), (ii) if that person served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation, (iii) while the Company had a listed class of securities on a national securities exchange or a national securities association, and (iv) during the Lookback Period.
Incentive-Based Compensation.
For purposes of this Policy, the term “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. “Financial reporting measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, including stock price and total shareholder return (“TSR”). Such measures need not be presented within the financial statements or included in a filing with the SEC. For the avoidance of doubt, Incentive-Based Compensation does not include annual salary, compensation awarded or earned based solely on completion of a specified period of service, or compensation awarded or earned based on subjective standards, strategic measures, or operational measures.
Recovery; Accounting Restatement.
In the event the Company is required to prepare an accounting restatement of its financial statements to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Company shall, as promptly as it reasonably can, recover the amount of Incentive-Based Compensation received by a Covered Executive during the Lookback Period that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid (“Recoverable Compensation”). For any Incentive-Based Compensation that is based on stock price or TSR, the Committee will determine the amount of Recoverable Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received, and the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE. Recoupment is required regardless of whether the Covered Executive engaged in any misconduct and regardless of fault, and the Company’s obligation to recoup the Recoverable Compensation is not dependent on whether or when any restated financial statements are filed.
For purposes of this Policy, (a) “Lookback Period” means the three completed fiscal years immediately preceding the Restatement Date, as well as any transition period (resulting from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year), and (b) “Restatement Date” means the date on which the Company is required to prepare a Restatement, which shall be the earlier of (i) the date the Board, a committee of the Board, or officer(s) are authorized to take such action if action by the Board is not required, concludes, or reasonably should have concluded, that the issuer is required to prepare a Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the issuer to prepare an accounting restatement.
Subsequent changes in a Covered Executive’s employment status, including retirement or termination of employment, do not affect the Company’s rights to recover Incentive-Based Compensation pursuant to this Policy.
No recovery shall be required if the Committee has made a determination that recovery would be impracticable, i.e., that either (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered or (ii) recovery would cause a tax-qualified broad-based retirement plan to fail to meet specified tax-qualification requirements. Such determination shall be made after a reasonable and documented attempt to recover the Incentive-Based Compensation, which documentation shall be provided to the NYSE.
The Committee shall determine, in its sole discretion, the method of recovering any Recoverable Compensation pursuant to this Policy, which may include, without limitation, any of the following or a combination thereof: (i) direct repayment of the Recoverable Compensation previously paid to the Covered Executive, (ii) cancelling prior cash or equity-based awards (whether vested or unvested and paid or unpaid), (iii) offsetting against any planned future cash or equity-based awards, (iv) subject to applicable law, recoupment from any other amount otherwise payable to the Covered Executive under any applicable Company plan or program (e.g., base salary, bonuses, or commissions), and (v) any other method authorized by applicable law or contract.
No Indemnification of Covered Executives.
The Company shall not indemnify any Covered Executive against the loss of erroneously awarded compensation, and shall not pay, or reimburse any Covered Executives for premiums, for any insurance policy to fund such executive’s potential recovery obligations.
Indemnification of Committee.
Any members of the Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.
No Impairment of Other Remedies.
Nothing contained in this Policy, and no recoupment or recovery as contemplated herein, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive. This Policy does not preclude the Company from taking any other action to enforce a Covered Executive’s obligations to the Company, including, without limitation, termination of employment and/or institution of civil proceedings. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer and to any other compensation recoupment policy and/or similar provisions in any employment, equity award, or other individual agreement, to which the Company is a party or which the Company has adopted or may adopt and maintain from time to time.
Severability.
If any provision of this Policy or the application of any such provision to a Covered Executive shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.
Successors.
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Modification.
The Board or the Committee may modify this Policy from time to time in its discretion, and shall amend this Policy as it deems necessary to reflect the regulations adopted by the SEC and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are then listed. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC, including Rule 10D-1, and any national securities exchange on which the Company’s securities are then listed.